Exhibit 10.9

RETENTION AND NON-COMPETITION AGREEMENT

FOR

ROBERT S. CURTIS

This Retention Agreement (the “Agreement”) is entered into by and between Home Federal Savings and Loan Association, a savings institution organized and existing under the laws of the United States of America (the “Association” or “Employer”) and Robert S. Curtis (the “Executive”), effective as of April 29, 2011.

PREAMBLE

An integral part of the Agreement is to encourage and induce the Executive to remain as a full-time executive officer of the Association until he attains the retirement age of sixty-five (65) and to recognize his service to the Association.

WITNESSETH:

WHEREAS, the Association desires to be ensured of the Executive’s continued active participation in the business of the Association; and

WHEREAS, to induce the Executive to continue in the Association’s employ to age sixty-five (65), the Association proposes to supplement the benefits payable to the Executive upon his retirement.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, the parties agree as follows:

1. Payment upon Termination of Employment On or After Age 65.

If the Executive’s employment is terminated for any reason other than Cause on or after the date he attains the age of sixty-five (65), the Association shall pay the Executive an amount equal to one time his base salary, as in effect in the fiscal year preceding the fiscal year of termination of employment (“Retention Bonus”). The Retention Bonus shall be paid in four equal annual installments (each installment payment shall equal 25% of the Retention Bonus). The first payment will be made to the Executive on the first day of the seventh month after the date of termination of employment and the remaining three payments will be made on each anniversary date of the first payment.

2. Payment upon Termination of Employment On or After Age 64.

If the Executive’s employment is terminated for any reason other than Cause on or after the date he attains the age of sixty-four (64) but prior to age sixty-five (65), the Association shall pay the Executive an amount equal to one-half (50%) of his Retention Bonus (“50% of Retention Bonus”). The 50% of Retention Bonus shall be paid in four equal annual installments (each installment payment shall equal 12.5% of the Retention

Bonus). The first payment will be made to the Executive on the first day of the seventh month following the date of termination of employment and the remaining three payments will be made on each anniversary date of the first payment.

3. No Payment upon Termination of Employment Prior to Age 64.

Upon a termination of employment prior to age sixty-four (64), the Executive shall not receive any payment under this Agreement, unless such termination of employment is due to death or Disability or as provided in Section 8 of this Agreement.

4. Payment upon Death.

Upon the death of the Executive prior to termination of employment, the Retention Bonus shall be paid to the Executive’s beneficiary in a single lump sum payment within thirty (30) days following the occurrence of death.

If the Executive dies after termination of employment, the Executive’s beneficiary shall receive all remaining payments to which the Executive was otherwise entitled to in a single lump sum payment within thirty (30) days following the occurrence of death.

5. Payment upon Disability.

Upon the termination of employment of the Executive due to Disability, the Executive shall be paid an amount equal to his Retention Bonus. The Retention Bonus shall be paid in four equal annual installments (each installment payment shall equal 25% of the Retention Bonus). The first payment will be made to the Executive on the first day of the seventh month following the date of termination of employment and the remaining three payments will be made on each anniversary date of the first payment. For purposes hereof, Disability shall mean the Executive qualifies for benefits under the Association’s long-term disability plan.

6. Termination of Employment Requires Separation from Service.

For purposes of this Agreement, any termination of Executive’s employment shall be construed to require a “Separation from Service” in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, such that the Association and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination of employment would permanently decrease to a level that is less than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

7. Termination for Cause.

Upon a termination of the Executive’s employment for Cause, the Executive shall not be entitled to any benefits under this Agreement. Cause shall mean termination because of, in the good faith determination of the Board of Directors of the Association (“Board”), Executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; material breach of the Association’s or its holding company’s Code of Ethics; material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Association or its holding company; or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Association, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order. A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event constituting Cause has occurred and specifying the particulars thereof in detail.

8. Termination without Cause.

In the event the Association involuntarily terminates the Executive’s employment for a reason other than Cause, the Executive shall be entitled to a pro-rated amount of the Retention Bonus. The pro-rated amount shall be determined by multiplying the Retention Bonus by a fraction, with the numerator equal to the number of full months the Executive worked commencing with the date of this Agreement and the denominator equal to the number of full months measured from the date of this Agreement to the Executive’s 65th birthday.

9. Covenant Not to Compete.

(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Association and, accordingly, agrees that during the period he is receiving payments under this Agreement, Executive shall not, except as otherwise permitted in writing by the Association:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Association and Poage Bankshares, Inc. (the “Company”), or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Association and the Company, or any of their direct or indirect subsidiaries or affiliates, and has offices within a twenty (20) mile radius of the Association’s offices, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors (“Competitor”);

(ii) serve as a consultant, director, independent contractor, employee of, or provide financial or other assistance to, any Competitor; or

(iii) directly or indirectly solicit persons or entities who were customers, clients, or referral sources of the Association and the Company, or their subsidiaries to become a customer, client, or referral source of any Competitor.

(b)	If Executive violates any provision contained in Section 9 of this Agreement, the Executive acknowledges and agrees that the Association and the Company will be entitled to seek an injunction restraining Executive from competing or disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association and to recover any provable damages. Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to the Association for such breach or threatened breach, including the recovery of damages from Executive.

(c)	It is expressly understood and agreed that, although Executive and the Association and the Company consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Association and the Company and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(d)	The provisions of this Section 9 shall survive the termination of the Agreement, regardless of the reason for termination.

10. Designation of Beneficiary.

The Executive may from time to time, by providing a written notification to the Employer, designate any person, estate or trust as a beneficiary to receive benefits which are payable under this Agreement. Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Association’s Compensation Committee, or any successor thereto (the “Committee”). If the Executive fails to designate a beneficiary, then the benefits which are payable as provided in this Agreement shall be paid to his estate.

11. Claims Procedure. The Executive or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee. If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice of:

(a) the specific reason or reasons for the denial; and

(b) specific reference to the pertinent provisions of this Agreement on which the denial is based.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim. If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision. In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim. Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim. A claimant or his duly authorized representative may:

(a) review pertinent documents, and

(b) submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension. The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

12. Withholding. To the extent required by the law in effect at the time payment of the Retention Bonus is made, the Association shall withhold from such payment any taxes or other amounts required by law to be withheld.

13. Unsecured Promise. Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund the benefits payable hereunder. To the extent that the Executive or any other person acquires a right to receive payments from the Employer, such individual shall at all times remain an unsecured general creditor of the Employer.

14. Assignment. The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Employer.

15. Employment. Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Employer or any other rights or interests other than those specifically set forth herein.

16. Amendment, Suspension or Termination. This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive. The Employer shall have the right to suspend, terminate or amend this Agreement only with the mutual consent of the Executive; provided, however, no such suspension, termination or amendment shall adversely affect the rights of the Executive or any beneficiary to the funds and benefits which have accrued as of the date of such action.

17. Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

19. ERISA. The parties intend that this Agreement shall at all times be characterized as a “top hat” plan of deferred compensation maintained for the Executive who is a highly compensated employee, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (the “ERISA”), and the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and as enacted under the American Jobs Creation Act of 2004. The provisions of the Agreement shall be construed to effectuate such intentions. The Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

IN WITNESS HEREOF, this Agreement has been executed as of the date first above written.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Tom Rupert
Tom Rupert
Chairman of the Board

By:	/s/ Darryl Akers
Darryl Akers
President & CEO

EXECUTIVE

By:	/s/ Robert S. Curtis
Robert S. Curtis